Exhibit 99.1

BUSINESS

Recent Developments

Merger with WPCS

On January 30, 2018, we completed our business combination with DropCar, Inc. (“Private DropCar”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017, as subsequently amended, by and among us, DC Acquisition Corporation (“Merger Sub”), and Private DropCar, pursuant to which Merger Sub merged with and into Private DropCar, with Private DropCar surviving as our wholly owned subsidiary (the “Merger”). On January 30, 2018, immediately after completion of the Merger, we changed our name to “DropCar, Inc.” Following the completion of the Merger, we operate with multiple lines of businesses, one of which operates in the emerging automotive support services market.

Overview

We currently have two operating segments:

•	DropCar; and

•	WPCS

DropCar

Our DropCar business is a provider of automotive vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. In 2015, we launched our cloud-based Enterprise Vehicle Assistance and Logistics (VAL) platform and mobile application (“app”) to assist consumers and automotive-related companies reduce the costs, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers. Our VAL platform is a web-based interface to our core service that coordinates the movements and schedules of trained valets who pickup and drop off cars at dealerships and customer locations. The app tracks progress and provides email and text notifications on status to both dealers and customers, increasing the quality of communication and subsequent satisfaction with the service. To date, we operate primarily in the New York metropolitan area and plan to expand our territory in the future.

Despite expanding city populations and the growing dependence on cars for urban mobility, the shrinking supply of vehicle services (i.e., garages, service centers, etc.) is bottlenecking the next wave of transportation innovation. To solve for this systemic urban problem, our technology captures and analyzes real time data to dynamically optimize a rapidly growing network of professional valets across a suite of vehicle transport and high-touch support services.

We believe that consumers love the freedom and comfort of having a personal vehicle, but are held hostage by their dependence on the physical location of garages and service centers for parking and maintenance. The continued population shift into cities and resulting increase in real estate prices are only compounding this burden. We seek to solve this problem by freeing clients from the reliance on the physical location of garages and service centers.

We achieve this balance of increased consumer flexibility and lower consumer cost by aggregating demand for parking and other automotive services and redistributing their fulfillment to partners in the city and on city outskirt areas that have not traditionally had access to lucrative city business. Beyond the immediate unit economic benefits of securing bulk discounts from vendor partners, we believe there is significant opportunity to further vertically integrate such businesses along the supply chain into our platform.

On the enterprise side, original equipment manufacturers (“OEMs”), dealers, and other service providers in the automotive space are increasingly being challenged with consumers who have limited time to bring in their vehicles for maintenance and service, making it difficult to retain valuable post-sale service contracts or scheduled consumer maintenance and service appointments. Additionally, many of the vehicle support centers for automotive providers (i.e., dealerships, including body work and diagnostic shops) have moved out of urban areas thus making it more challenging for OEMs and dealers in urban areas to provide convenient and efficient service for their consumer and business clientele. Similarly, shared mobility providers and other fleet managers, such as rental car companies, face a similar urban mobility challenge: getting cars to and from service bays, rebalancing vehicle availability to meet demand and getting vehicles from dealer lots to fleet locations.

In response to this growing urban mobility challenge, we work directly with enterprises in the automotive space providing them with the ability to have our valets transport vehicles to and from customers, while also driving new revenue from new and existing customers and their vehicles from within our consumer subscription base.

We are able to offer our enterprise services at a fraction of the cost of alternatives, including other third parties or expensive in-house resources, given our pricing model that reduces and/or eliminates any downtime expense while also giving clients access to a network of trained valets on demand that can be scaled up or down based on the real time needs of the enterprise client. We support this model by maximizing the utilization of our employee-valet workforce across a curated pipeline for both the consumer and business network.

While our business-to-business (“B2B”) and business-to-consumer (“B2C”) services generate revenue and help meet the unmet demand for vehicle support services, we are also building out a platform and customer base that positions us well for developments in the automotive space where vehicle ownership becomes more subscription based with transportation services and concierge options well-suited to match a customer’s immediate needs. For example, certain car manufacturers are testing new services in which customers pay the manufacturer a flat fee per month to drive a number of different models for any length of time. We believe that our unique blend of B2B and B2C services make us well suited to introduce, and provide the services necessary to execute, this next generation of automotive subscription services.

How DropCar Works

Business-to-Consumer (“B2C”)

Our consumer customers use DropCar to reduce the cost and hassles of owning a car. We have three core services:

•	Storage and Delivery Monthly Subscription — When our subscriber living within New York City or Brooklyn needs to use their vehicle, the subscriber simply uses the DropCar app to schedule a time and location for a pickup or drop off (i.e., this might be in front of their apartment or at their office on a Friday so they can hit the road). For a drop-off, our employee-valet meets the subscriber at the scheduled time and location and hands them the keys to their car. When the subscriber no longer needs their car, the valet meets the subscriber and drives the vehicle back to one of our secure parking locations. In addition to on-demand scheduling, another scheduling method is through our GPS integration system where a valet is scheduled in advance based upon the customer’s GPS. Using this method of scheduling, the valet meets the customer at the desired location at the GPS-scheduled time. A customer can schedule the rendezvous up to 30 days in advance. This monthly subscription parking service begins at $379 per month; a substantial discount to what we believe to be the typical cost of a garage spot in New York City, especially for a luxury or oversized vehicle.

•	Hourly Parking and Driver Services — We offer a separate service for car owners who want to avoid the hassle of finding a parking space in New York City, Brooklyn, or Long Island City during short windows (i.e., for a meeting, dinner, sports game, etc.). Using the app, the car owner can schedule a valet to meet at a specific location and time, and the valet will remain with the vehicle until the owner returns, or the valet can continue to drive with the owner to other locations, like Uber or Lyft, except here the customer is in their own personal vehicle. In essence, we can turn clients’ vehicles into a true personal mobility solution.

•	Maintenance and Other Services (“DropCar 360”) — In connection with either of the above services, our valets can also take care of other vehicle service-related needs, such as fueling, car washing, registration, scheduled maintenance, detailing, bodywork, and comprehensive repairs. This not only results in higher customer satisfaction, but also has increased our average revenue per user given the incremental revenue generated from the spread on such services. Our aggregation of demand for such services and ability to leverage our own transportation logistics infrastructure has enabled us to aggressively negotiate preferred/discounted rates with service providers.

Business-to-Business (“B2B”)

Our business clients rely on us to facilitate selling, leasing, renting and sharing their vehicles at scale in urban centers. While the types of businesses we work with is quickly diversifying, the primary client profiles to date include:

•	OEMs, Dealers, and Leasing Agents — Using our technology platform and large network of readily available valets, we enable branded automobile dealerships, leasing companies and OEMS to offer a new level of convenience for their service centers and customers by providing convenient pick-up and drop-off service. We also, often for the first time, are enabling these automotive companies to track and digitize the lifecycle of these vehicle movements. The combination of this easy to access high-touch service fulfillment plus data maturation is also allowing our business clients the ability to launch and iterate on new service offerings faster without the need to make the heavy up-front investments or long-term commitments historically associated with building and managing a dedicated in-house workforce. Dealers and manufacturers can leverage our fully hosted middleware and mobile app or can integrate the service into their own consumer mobile apps (or even directly into the vehicle’s native software (akin to OnStar®)) for seamless scheduling, maintenance and delivery services. In addition, our B2B clients can integrate our cost saving and convenient consumer support services and subscriptions (i.e., parking, fueling, washing, etc.) directly into their showroom sales and leasing offerings to help increase the likelihood of a sale.

•	Fleets and Car Sharing — Strong growth in “e-hailing” and shared mobility/car sharing, along with the burgeoning response from the traditional rental car industry, has increased consumers expectations for flexibility and reliability of their car options while also increasing their sensitivity to price. As a result, businesses in this space are racing to identify opportunities to protect their operating margin while building competitive differentiation through the integration of services attractive to consumers.

This trend has created highly fertile ground for us to establish ourselves as a backbone partner to such companies by providing the same set of logistical support services and consumer facing add on services that it does to OEMs, dealers and leasing agents. For example, in March 2018, we entered into a service agreement with Zipcar, Inc. to provide transport, prep, cleaning and maintenance services for Zipcar’s fleet of vehicles in the New York metropolitan area to support its on-demand car sharing service. The services to be provided will be coordinated through our VAL platform, which enables Zipcar fleet managers to schedule and track movements and services via a dedicated, secure portal.

•	Real Estate — We believe that parking spots in on-site garages often decreases the overall value of a property. Developers are often able to add value by using the space that would otherwise be used for parking spots as additional living space. At the same time, cities across the United States are placing caps on the total number of spaces per unit for new developments. While this benefits developers, it can be seen as a negative for prospective tenants who own cars. Developers, brokers and marketing agencies for buildings without on-site garages are also seeing their ability to rent and sell units impacted by the growing disappearance of third party garages more broadly, and skyrocketing prices for those that do remain.

We believe that our vehicle storage and delivery service positions us well within this ecosystem — it allows developers to maximize revenue per square foot while still offering tenants who own cars a convenient solution. As a “virtual garage” partner, we enable those marketing and selling residential and commercial spaces greater flexibility in building care related solutions while helping reduce the stress that cars from these projects are putting on a neighborhood’s existing garages and street parking.

DropCar Informatics

We are also enabling automotive businesses to capture, analyze, and catalog into searchable databases critical data about their customers and operations, including: real time vehicle tracking, vehicle photos, vehicle inspection summaries, as well as consumer profiles and preferences.

We are also actively integrating new tools into our platform to help businesses launch new products and services to deepen their customer relationships well beyond the point of sale, including consumer facing scheduling websites, integrations with residential and commercial building partners, and tools for marketing into our own consumer subscriber base.

Strategy and Expansion Plans

We believe that our experience developing our VAL platform in one of the largest and most competitive urban automotive markets, New York, will help us make the transition into multiple markets.

•	Core Services — While not every city has the same dynamics as New York, we believe there are many other strong markets around the world where our dual B2B and B2C value proposition would succeed.

In the United States, sample markets include: Los Angeles, San Francisco, Chicago, Dallas, Miami, Boston, Washington DC, and Philadelphia. Globally, sample markets include: Beijing, Shanghai, Tokyo, Singapore, London, Paris and Rome.

In 1950, there were just two cities in the world, New York (including Newark) and Tokyo, with a population in excess of 10 million. In 2015 that number was 24, and by 2020 the United Nations projects there to be 36 such cities. The growth of these so-called “megacities” offers us significant opportunity for both our traditional services and the expected evolution of our subscription middleware platform.

•	New Services — As discussed above, we have multiple opportunities to drive revenue from services beyond vehicle storage, delivery and transportation. We expect to expand income derived by our ancillary maintenance services business, while also using our direct access to consumers’ most mobile asset (i.e., their car) to launch other complimentary products, services, and partner integrations.

•	Vertical Integration — Today, we leverage our ability to aggregate demand around various services along with our own logistics and fulfillment infrastructure to form margin attributive relationships with third party vendors looking to grow their businesses. However, as volume continues to build, and we can increase the predictability of our clients’ needs across these services, we may seek to acquire assets and service businesses to further increase margins and synergies while also generating incremental investment returns tied to these assets (i.e. real estate, etc.).

•	Future of Automotive Industry — As discussed above, automakers and dealers have already begun testing subscription models in which consumers pay a flat fee per month to drive certain models for any length of time. In parallel, rental car companies and car sharing programs are also evolving their subscription models and service portfolios to cater to increasingly personalized customer preferences. These trends are symptomatic of the broader shift towards a subscription-based economy whereby consumers are placing greater value on the flexibility to pay for products and services on demand versus the upfront costs and perceived lock-in of traditional ownership. To this end, we plan to continue expanding our “support as a subscription” offering along the lifecycle of a vehicle and increasingly integrate it beyond the current mobile app, and into vehicles directly.

Sales and Marketing

We currently use public relations and select digital marketing efforts to drive awareness of our consumer and enterprise businesses. While on the consumer side these marketing efforts have been effective in driving new business, word-of-mouth referrals have driven the vast majority of customer acquisition. On the B2B side, acquisition has been achieved through traditional direct sales efforts of our executives. We expect to build a direct salesforce dedicated to companies in the automotive supply chain, rental car, fleet and shared mobility space.

WPCS

Currently, our WPCS business’ sole operation, the Suisun City Operations, is conducted through a wholly-owned subsidiary. The Suisun City Operations is a full-service low voltage contractor specializing in the installation and service of voice and data networks, security systems and distributed antenna systems and provides experienced project management and delivers complex projects to key vertical markets that include healthcare, education, transportation, energy and utilities, oil and gas, manufacturing, commercial real estate, financial and government.

Business Strategy

Industry Background

WPCS focuses primarily on markets such as, public service, healthcare, energy and education, which continue to show excellent growth potential.

Public Services. WPCS provides communications infrastructure for public services, which includes utilities, education, military and transportation infrastructure. We believe there is an active market for communications infrastructure in the public service sector due to the need to create cost efficiencies through the implementation of new communications technology.

Healthcare. WPCS provides communications infrastructure for hospitals and medical centers. In the healthcare market, the aging population is resulting in demands for upgraded and additional hospital infrastructure. New construction and renovations are occurring for hospitals domestically and internationally. In addition, there is a need to reduce the cost of delivering healthcare by implementing new communications technology. WPCS’ services include electrical power, structured cabling, security systems, life safety systems, environmental controls and communication systems.

Energy. WPCS provides communications infrastructure for petrochemical, natural gas and electric utility companies. The need to deliver basic energy more efficiently is driving the growth in energy construction. This creates opportunities to upgrade and deploy new communications technology.

Education. WPCS provides communication infrastructure for the education market. Many schools are upgrading technology backbone and wireless communications.

Strategy

WPCS currently offers its low voltage communications, security and audio-visual infrastructure contracting services to the public services, healthcare, energy, education and corporate enterprise markets through the Suisun City Operations. WPCS provides an integrated approach to project coordination that creates cost-effective solutions. Corporations, government entities, healthcare organizations and educational institutions depend on the reliability and accuracy of voice, data and video communications. However, the potential for this new technology cannot be realized without the right infrastructure to support the convergence of technology. In this regard, WPCS creates integrated building systems, including the installation of advanced structured cabling systems. WPCS specializes in wireless technology or combination of various technologies to develop a cost effective network for a customer’s wireless communication requirements. This includes Wi-Fi networks, point-to-point systems, cellular networks, in-building systems and two-way communication systems. WPCS also supports the integration of telecommunications, life safety, security and HVAC in an environmentally safe manner and design for future growth by building in additional capacity for expansion as new capabilities are added.

In September 2015, WPCS sold its 60% majority ownership interest in its China Operations in an all-cash transaction, for $1.5 million. The decision to sell its China operations was part of a continuing effort to generate cash through the sale of non-core assets and/or to eliminate unprofitable operations (having previously closed the Trenton Operations and selling other operations). We continue to evaluate a number of opportunities to, not only increase the profits and cash flow at our Suisun City Operations, but to find viable acquisition or merger candidates.

Project Characteristics

WPCS contracts are primarily service-based projects providing installation and engineering services, which include providing labor, materials and equipment for a complete installation. The projects are staffed with a project manager who manages multiple projects and a field supervisor who is responsible for an individual project. A project may also include subcontracted services along with direct labor. The project manager coordinates the daily activities of direct labor and subcontractors and works closely with the field supervisors. Project managers are responsible for job costing, change order tracking, billing, and customer relations. Executive management monitors the performance of all projects regularly through work-in-progress reporting or percentage-of-completion, and reviews this information with each project manager. WPCS projects are primarily executed on a contract basis. These contracts can be awarded through a competitive bidding process, an informal bidding process, or a simple quote request. Upon award of a contract, there can be delays of several months before work begins. The active work time on projects can range in duration from a few days up to as long as two years.

Sales and Marketing

WPCS has dedicated sales and marketing resources that develop opportunities within its existing customer base, and identifies new customers through our strategic market focus and our relationships with technology providers. When an opportunity is identified, WPCS assesses the opportunity to determine its level of interest in participation. After qualifying an opportunity, its sales and marketing resources work with the estimating teams to prepare a cost estimate and contract proposal for a particular project. WPCS keeps track of bids submitted and bids that are awarded. Once a bid is awarded, it is assigned to a project management team and included in WPCS backlog. In addition to its bidding work, WPCS has recently hired a sales team to identify and secure direct business opportunities.

Employees

DropCar

As of March 15, 2018, our DropCar business had 290 employees, including 224 licensed drivers.

WPCS

As of March 15, 2018, our WPCS business had 81 employees, 14 of which are employed on a full-time basis (one executive officer, 13 in administration and four in operations), and nine of which are unionized. WPCS hires union employees on an “as needed basis” and the number of union employees will vary depending on the number of jobs in process.

Properties

DropCar

For our DropCar business’ subscription and monthly parking business, we have agreements with a number of garage companies strategically located throughout Manhattan, Brooklyn and the Bronx ranging from 30 days to six months. Through our large inventory of monthly subscriptions, we are able to favorably negotiate underutilized parking spaces throughout our coverage areas and cost effectively transport and store vehicles for our subscription and enterprise customers. We also have arrangements from time to time with garage facilities for certain event days and other parking needs. We own three vehicles, two Honda Odysseys and one Ford “16” Passenger Vehicle which we use for logistical manpower and driver movements.

WPCS

Our WPCS business leases its principal executive office in Suisun City, California, pursuant to a lease agreement with an expiration date of February 28, 2021 with an annualized rent of  $80,213. It believes that the existing facility is suitable and adequate to meet its current business requirements. WPCS intends to renew the lease for the current location or, in the event it is unable to renew such lease, it would seek similar facilities in the same geographic location.

Intellectual Property

DropCar

Our primary source of revenue is our proprietary mobile app, available for download on the Apple iTunes App Store and the Google Play Store. We developed our app using a dedicated third-party code development team. We own the software code associated with our mobile app. The DropCar app centralizes and automates the management of our reservations, vehicle locations, customer service and payment to optimize customer experience, minimize costs and leverage efficiencies.

Our reservation system is built on a mix of open source web applications and in-house technology developed by our technology team to enable existing users to reserve our services using mobile applications on the iPhone or Android platforms. Through our reservation system, customers have around-the-clock access to the complete, real-time availability of our services and can manage all necessary transactions electronically.

We use third party software for our payment processing which has been integrated directly into our application platform. This third party payment processing software allows us to provide for accurate billing and timely payment and further gives us the flexibility to scale the business.

We designed and built our technology with the goal of providing the most convenient, efficient and reliable service possible. Our iPhone and Android applications are examples of how we continue to seek ways to improve and simplify the customer experience. We continue to invest in improving our technology platform to meet the needs of our growing business.

In addition, the DropCar name and design mark are federally registered U.S. trademarks, with registrations effective until November 30, 2022 and May 1, 2023, respectively, subject to renewal.

WPCS

Our WPCS business does not have any intellectual property rights to protect its business methods.

Competition

DropCar

With respect our B2C services, our competitors include traditional parking garages and service centers, emerging maintenance and repair mobile application providers, and alternatives to traditional car ownership and leasing for personal mobility (i.e., e-hailing. car sharing, renting, etc.).

While these alternatives to traditional car ownership and leasing are competitors to our B2C business, they are target clients for our B2B business services and as such are not seen as true competitors. There are, however, separate B2B focused automotive logistics and support platforms that compete with our B2B business.

•	Traditional Parking Garages and Service Centers — Our B2C offering competes directly with on-site parking garages. Our service offering presumes that parking a car in an urban setting remains challenging and expensive. We compete with traditional valet parking facilities as well as on-site parking garages who may offer more convenient options to consumers than our services. The same competitive risks exist for local repair shops and service centers.

We believe, however, that consumers and businesses alike are increasingly looking for vehicle support services to help clients avoid sacrificing valuable time and convenience by having to go on-site to a parking garage or service center location. Unlike any direct competitor in the market, we combine both parking with maintenance and repair services which creates additional convenience for our customers. By aggregating demand across this basket of services, we are able to create unique parking and service bundles at reduced rates.

Historically, companies such as Luxe, which closed operations in July 2017 and subsequently sold their technology to Volvo in September 2017, as well as Valet Anywhere, which closed operations in July 2016, have unsuccessfully tried to build similar on-demand service models. We believe this is due to a mix of factors, including the use of expensive in-city garages, parking-only focus and low valet utilization rates tied to only servicing consumers (B2C). Unlike these historical competitors, we attempt to solve for these issues by primarily using lower cost garages on city edges vs. city centers, providing innovative and higher margin additional services which go beyond basic parking, and by seeking to more effectively optimize valet utilization across both B2C and B2B clients. We believe that this diversification of services and revenue streams is critical for building a more compelling and scalable vehicle support platform that is positioned to benefit from larger urban mobility trends.

•	Emerging Maintenance and Repair Mobile Apps — Our B2C offering competes directly with new mobile applications that seek to connect local repair shops and mechanics with customers for on-site car service fulfillment, including companies such as YourMechanic, Wrench, SQKY, Filld, and RepairPal.

Note, many of these competitors do not include transportation of the vehicle for servicing, but bring the service to the vehicle. We believe this limits the scope of services that can be provided and also poses significant logistical challenges in busy urban environments that is likely to limit the ability to grow such operations. Moreover, our approach to consolidating such support services in parallel with short term and long term parking solutions creates a simpler “one stop shop” experience which we believe is attractive to time-pressed consumers and businesses.

•	B2B Automotive Logistics and Transport — Our B2B offering competes directly with other automotive logistics and transport companies such as RedCap and Stratim (formerly Zirx). These companies, like us, seek to work with OEMs, dealers, car sharing programs, and other automotive companies to assist in the management of fleet transportation and servicing.

Many of these B2B competitors, including Stratim and RedCap, rely on third-party firms to provide independent contractors to ultimately fulfill their vehicle transportation services. Unlike these competitors, we are investing in our own employee based workforce which not only increases the speed at which we can respond to the needs of our B2B clients but we also believe that it is critically important for attracting the best talent and ensuring the highest levels of reliability. Moreover, our B2B clients enjoy the security of a clear vendor relationship, which avoids the uncertainties associated with independent contractor relationships. We believe our strong consumer reputation and quickly growing consumer business brings both confidence in us as a logistics partner as well as additional opportunities to work with us as a lead generation partner for new business

WPCS

Our WPCS business faces competition from numerous service organizations, ranging from small independent regional firms to larger firms servicing national markets. Historically, there have been relatively few significant barriers to entry into the markets in which WPCS operates, and, as a result, any organization that has adequate financial resources and access to technical expertise and product line may become a competitor. The principal competitive advantage in these markets is establishing a reputation of delivering projects on time and within budget. Other factors of importance include accountability, certifications, project management expertise, industry experience and financial strength. WPCS believes that the ability to provide comprehensive, turnkey, low-voltage communications infrastructure, security, video and audio-visual package is a competitive advantage. In addition, WPCS offers union workforce that allow it to bid on major union projects in San Francisco and the entire Bay Area, creating yet another competitive advantage.

Government Regulation

Other than to maintain our corporate good standing in the jurisdictions in which we operate and regulations affecting employers generally, we do not believe we are currently subject to any material government regulations or oversight. We do not own the vehicles that are used in DropCar’s business’ service (other than the vehicles we own to deploy valets), nor do we currently own any of the facilities used to store or service such vehicles. Although various jurisdictions and government agencies are considering implementing legislation in response to the rise of other ride- and car-sharing enterprises, such as Uber Technologies Inc., currently no such legislation exists that we believe has jurisdiction over, or applicability to, our operations.

Although we do not believe we are subject to any material government regulations or oversight, regulations impacting parking and traffic patterns in the areas of our operations (specifically, the New York City metro area) impact the services we provide.

Legal Proceedings

DropCar

Our DropCar business is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business that we believe are incidental to the operation of our business. While the outcome of these claims cannot be predicted with certainty, our management does not believe that the outcome of any of these legal matters will have a material adverse effect on our consolidated results of operations, financial positions or cash flows.

On February 9, 2016, a DropCar employee was transporting a customer’s vehicle when the vehicle caught fire.   On November 22, 2016, Metropolitan Group Property and Casualty Insurance Company (as subrogee of the vehicle’s owner) filed for indemnification and subrogation against us in the Supreme Court of the State of New York County of New York, Index No. 159816/2016. The case name is Metropolitan Group Property and Casualty Insurance Company, as subrogee of Scott Sherry v. Mercedes-Benz Manhattan and DropCar, Inc. Our management believes that we are not responsible for the damage caused by the vehicle fire and that the fire was not due to any negligence on the part of the DropCar and that we have sufficient insurance coverage to pay for any potential losses arising from this proceeding, including the cost of litigating same.

As of December 31, 2016, we had accrued approximately $160,000 for the potential settlement of multiple employment disputes. During the year ended December 31, 2017, $137,000 of this amount was settled upon payment. As of December 31, 2017, approximately $23,000 has been accrued for the potential settlement of employment disputes.

WPCS

From time to time our WPCS business has been subject to, and may in the future be subject to, ordinary routine litigation incidental to its business. Currently, our WPCS business is not involved in any material legal proceedings.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth in our most recent annual and quarterly filings with the SEC before purchasing our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our DropCar Business

We have a history of losses and may be unable to achieve or sustain profitability.

We have incurred net losses in each year since our inception and as of December 31, 2017, we had an accumulated deficit of $9.6 million. Such losses are continuing to date. We do not know if our business operations will become profitable or if we will continue to incur net losses in the future. Our management expects to incur significant expenses in the future in connection with the development and expansion of our business, which will make it difficult for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including the other risks described herein, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, there can be no certainty regarding if or when we will achieve profitability, or if such profitability will be sustained.

Historical losses and negative cash flows from operations raise doubt about our ability to continue as a going concern.

Historically, we have suffered losses and have not generated positive cash flows from operations. This raises substantial doubt about our ability to continue as a going concern. The audit report of EisnerAmper LLP for the year ended December 31, 2017 on our financial statements contained an explanatory paragraph expressing doubt about our ability to continue as a going concern.

We have a limited operating history which makes it difficult to predict future growth and operating results.

We have a relatively short operating history which makes it difficult to reliably predict future growth and operating results. We face all the risks commonly encountered by other businesses that lack an established operating history, including, without limitation, the need for additional capital and personnel and intense competition. There is no relevant history upon which to base any assumption as to the likelihood that our business will be successful.

We will require substantial additional funding, which may not be available on acceptable terms, or at all.

We have historically used substantial funds to develop our VAL platform and will require substantial additional funds to continue to develop our VAL platform and expand into new markets. Our future capital requirements and the period for which we expect our existing resources to support our operations may vary significantly from what we expect. Our monthly spending levels vary based on new and ongoing technology developments and corporate activities. To date, we have primarily financed our operations through sales of our securities. We intend to seek additional funding in the future through equity or debt financings, credit or loan facilities or a combination of one or more of these financing sources. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. Additional funds may not be available to us on acceptable terms or at all.

If we raise additional funds by issuing equity or convertible debt securities, our stockholders will suffer dilution and the terms of any financing may adversely affect the rights of our stockholders. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. Debt financing, if available, may involve restrictive covenants limiting our flexibility in conducting future business activities, and, in the event of insolvency, debt holders would be repaid before holders of equity securities received any distribution of corporate assets.

If we are unable to obtain funding on a timely basis or on acceptable terms, or at all, we may have to delay our plans for expansion, limit strategic opportunities or undergo reductions in our workforce or other corporate restructuring activities.

Because our VAL platform operates in a relatively new market, we must actively seek market acceptance of our services, which we expect will occur gradually, if at all.

We derive, and expect to continue to derive, a substantial portion of our revenue from our VAL platform, which is part of a relatively new and evolving market. Our services are substantially different from existing valet, parking, maintenance and car storage services and many potential clients may be reluctant to utilize our services until they have been tested in more established commercial operations over a significant period. As a result, we may have difficulty achieving market acceptance for our platform. If the market for our services fails to grow or grows more slowly than we currently anticipate, our business would be negatively affected. To date, we primarily operate in the New York metropolitan area. We have targeted expansion into markets we believe are most likely to adopt our platform. However, our efforts to expand within and beyond our current market may not achieve the same success, or rate of adoption, that we have achieved to date.

Our recent growth rate may not be sustainable, and future growth may place significant demands on our management and infrastructure.

We have experienced strong growth in our business. This growth has placed and may continue to place significant demands on our management and our operational and financial infrastructure, and we may not be able to sustain these rates of growth in future periods. Many of our systems and operational practices were implemented when we were at a smaller scale of operations. In addition, as we grow, we must implement new systems and software to help run our operations and must hire additional personnel. As our operations grow in size, scope and complexity, we will need to continue to improve and upgrade our systems and infrastructure to offer an increasing number of clients enhanced services, solutions and features. We may choose to commit significant financial, operational and technical resources in advance of an expected increase in the volume of our business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for existing and new clients, which could adversely affect our reputation and business in the future. For example, in the past, we have experienced, and may in the future experience, situations where the demand for our services exceeded our estimates and our employee base was, and may in the future be, insufficient to support this higher demand. Our client experience and overall reputation could be harmed if we are unable to grow our employee base to support higher demand.

Competition for staffing, shortages of qualified drivers and union activity may increase our labor costs and reduce profitability.

Our operations are conducted primarily with employee drivers. Recently, there has been intense competition for qualified drivers in the transportation industry due to a shortage of drivers. The availability of qualified drivers may be affected from time to time by changing workforce demographics, competition from other transportation companies and industries for employees, the availability and affordability of driver training schools, changing industry regulations, and the demand for drivers in the labor market. If the industry-wide shortage of qualified drivers continues, we will likely have difficulty attracting and retaining enough qualified drivers to fully satisfy customer demands. Due to the current highly-competitive labor market for drivers, we may be required to increase driver compensation and benefits in the future, or face difficulty meeting customer demands, all of which could adversely affect our profitability.

If our labor costs increase, we may not be able to raise rates to offset these increased costs. Union activity is another factor that may contribute to increased labor costs. We currently do not have any union employees, and any increase in labor union activity could have a significant impact on our labor costs. Our failure to recruit and retain qualified drivers, or to control our labor costs, could have a material adverse effect on our business, financial position, results of operations, and cash flows.

Deterioration in economic conditions in general could reduce the demand for our services and damage our business and results of operations.

Adverse changes in global, national and local economic conditions could negatively impact our business. Our business operations are concentrated and will likely continue to be concentrated in large urban areas, and business could be materially adversely affected to the extent that weak economic conditions result in the elimination of jobs and high unemployment in these large urban areas. If deteriorating economic conditions reduce discretionary spending, business travel or other economic activity that fuels demand for our services, our earnings could be reduced. Adverse changes in local and national economic conditions could also depress prices for our services or cause individual and/or corporate clients to cancel their agreements to purchase our services. Moreover, mandated changes in local and/or national compensation as it relates to minimum wage, overtime, and other compensation regulations may have an adverse impact on our profitability.

We expect to face intense competition in the market for innovative valet and car storage services, and our business will suffer if we fail to compete effectively.

While we believe that our platform offers a number of advantages over existing service providers, we expect that the competitive environment for our valet and storage services will become more intense as companies enter the market. In addition, there are relatively low barriers to entry into our DropCar business. Currently, our primary competitors are public transportation, traditional valet and car storage providers, car sharing services and traditional rental car companies that have recently begun offering more innovative services. Many of our competitors have greater name recognition among our target clients and greater financial, technical and/or marketing resources than we have. Our competitors have resources that may enable them to respond more quickly to new or emerging technologies and changes in client preferences. These competitors could introduce new solutions with competitive prices or undertake more aggressive marketing campaigns than us. Failure to compete effectively could have a material adverse impact on our results of operations.

Our long term sustainability relies on our ability to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands.

The automotive industry, especially the vehicle support segment of the automotive industry in which we operate, is subject to intense and increasing competition and rapidly evolving technologies. We believe that the automotive industry will experience significant and continued change in the coming years. In addition to traditional competitors, we must also be responsive to the entrance of non-traditional participants in the automotive industry. These non-traditional participants, such as ride-sharing companies and autonomous vehicles, may seek to disrupt the historic business model of the industry through the introduction of new technologies, new products or services, new business models or new methods of travel. To compete successfully, we will need to demonstrate the advantages of our services over alternative solutions and services, as well as newer technologies. Failure to adapt to innovations in technology and service offerings in the automotive space could have a material adverse impact on our ability to sustain our business and remain competitive.

Our growth depends on our ability to gain sustained access to a sufficient number of parking locations on commercially reasonable terms that offer convenient access in reaching our clients.

We currently operate in New York City and expect that our future growth will focus on expansion into other large cities. We must therefore compete for limited parking locations. Many cities are densely populated and parking locations may not be available at locations that provide convenient access to our clients or on terms that are commercially reasonable. If we are unable to gain sustained access to a sufficient number of parking locations that are convenient to our clients, our ability to attract and retain clients will suffer. This challenge of finding adequate parking will grow if we are able to successfully grow our subscriber base. If we are unable to gain sustained access to a sufficient number of parking locations, or we are unable to gain such access on commercially reasonable terms, this could have a material adverse impact on our business, financial condition and results of operations.

If we fail to successfully execute our growth strategy, our business and prospects may be materially and adversely affected.

To date, we primarily operate in the New York metropolitan area. Our growth strategy includes expanding our services to new geographic locations, which may not succeed due to various factors, including one or more of the following: competition, our inability to build brand name recognition in these new markets, our inability to effectively market our services in these new markets or our inability to deliver high-quality services on a cost-effective and continuous and consistent basis. In addition, we may be unable to identify new cities with sufficient growth potential to expand our network, and we may fail to attract quality drivers and other employees and/or establish the necessary commercial relationships with local vendors that are required in order to deliver our services in these areas. If we fail to successfully execute our growth strategy, we may be unable to maintain and grow our business operation, and our business and prospects may be materially and adversely affected.

We may experience difficulties demonstrating the value to customers of newer, higher priced and higher margin services if they believe existing services are adequate to meet end customer expectations.

As we develop and introduce new services, we face the risk that customers may not value or be willing to purchase these higher priced and higher margin services due to pricing constraints. Owing to the extensive time and resources that we invest in developing new services, if we are unable to sell customers new services, our revenue could decline and our business, financial condition, operating results and cash flows could be negatively affected.

If efforts to build and maintain strong brand identity are not successful, we may not be able to attract or retain clients, and our business and operating results may be adversely affected.

We believe that building and maintaining our brand is critical to the success of our business. Consumer client and automotive awareness of the brand and its perceived value will depend largely on the success of marketing efforts and the ability to provide a consistent, high-quality client and business experience. Conversely, any failure to maximize marketing opportunities or to provide clients with high-quality valet, logistics, maintenance and storage experiences for any reason could substantially harm our reputation and adversely affect our efforts to develop as a trusted brand. To promote our brand, we have made, and will continue to make, substantial investments relating to advertising, marketing and other efforts, but cannot be sure that such investment will be successful.

Furthermore, as the primary point of contact with clients, we rely on our drivers to provide clients and business partners with a high-quality client experience. The failure of our drivers to provide clients and business partners with this trusted experience could cause customers and business partners to turn to alternative providers, including our competitors. Any incident that erodes consumer affinity for our brand, including a negative experience with one of our valets or damage to a customer’s car could result in negative publicity, negative online reviews and damage our business.

We rely on third-party service providers to provide parking garages for our clients’ cars. If these service providers experience operational difficulties or disruptions, our business could be adversely affected.

We depend on third-party service providers to provide parking garages for our clients’ cars. In particular, we rely on local parking garage vendors to provide adequate convenient parking locations. We do not control the operation of these providers. If these third-party service providers terminate their relationship with us, decide to sell their facilities or do not provide convenient access to our clients’ vehicles, it would be disruptive to our business as we are dependent on suitable parking locations within relative proximity of our clients’ residences and business locations. This disruption could harm our reputation and brand and may cause us to lose clients.

If we are unsuccessful in establishing or maintaining our business-to-business (B2B) model, our revenue growth could be adversely affected.

We currently depend on corporate clients and the B2B market for a significant portion of our revenue. The success of this strategy will depend on our ability to maintain existing B2B partners, obtain new B2B partners, and generate a community of participating corporate clients sufficiently large to support such a model. We may not be successful in establishing such partnerships on terms that are commercially favorable, if at all, and may encounter financial and logistical difficulties associated with sustaining such partnerships. If we are unsuccessful in establishing or maintaining our B2B model, our revenue growth could be adversely affected.

We face risks related to liabilities resulting from the use of client vehicles by our employees.

Our business can expose us to claims for property damage, personal injury and death resulting from the operation and storage of client cars by our drivers. While operating client cars, drivers could become involved in motor vehicle accidents due to mechanical or manufacturing defects, or user error by the DropCar-employed driver or by a third-party driver that results in death or significant property damage for which we may be liable.

In addition, we depend on our drivers to inspect the vehicles prior to driving in order to identify any potential damage or safety concern with the vehicle. To the extent that we are found at fault or otherwise responsible for an accident, our insurance coverage would only cover losses up to a maximum of $5 million, in certain instances, in the United States.

We may experience difficulty obtaining coverage for certain insurable risks or obtaining such coverage at a reasonable cost.

We maintain insurance for workers’ compensation, general liability, automobile liability, property damage and other insurable risks. We are responsible for claims exceeding our retained limits under our insurance policies, and while we endeavor to purchase insurance coverage corresponding to our assessment of risk, we cannot predict with certainty the frequency, nature or magnitude of claims or direct or consequential damages, and may become exposed to liability at levels in excess of our historical levels resulting from unusually high losses or otherwise. Additionally, consolidation of entities in the insurance industry could impact our ability to obtain or renew policies at competitive rates, which could have a material adverse impact on our business, as would the incurrence of uninsured claims or the inability or refusal of our insurance carriers to pay otherwise insured claims. Any material change in our insurance costs due to changes in frequency of claims, the severity of claims, the costs of premiums or for any other reason could have a material adverse effect on our financial position, results of operations, or cash flows.

Our success depends on the continued reliability of the internet infrastructure.

Our services are designed primarily to work over the internet, and the success of our platform is largely dependent on the development and maintenance of the internet infrastructure, along with our clients’ access to low-cost, high-speed internet. The future delivery of our services will depend on third-party internet service providers to expand high-speed internet access, to maintain a reliable network with the necessary speed, data capacity and security, and to develop complementary products and services for providing reliable and timely internet access. Any outages or delays resulting from damage to the internet infrastructure, including problems caused by viruses, malware and similar programs, could reduce clients’ access to the internet and our services and could adversely impact our business.

System interruptions that impair access to our website or mobile application could substantially harm our business and operating results.

The satisfactory performance, reliability and availability of our website and mobile application, which enable clients to access our services, are critical to our business. Any systems interruption that prevents clients and visitors from accessing our website and mobile app could result in negative publicity, damage to our reputation and brand and could cause our business and operating results to suffer. We may experience system interruptions for a variety of reasons, including network failures, power outages, cyber-attacks, problems caused by viruses and similar programs, software errors or an overwhelming number of clients or visitors trying to reach our website during periods of strong demand. Because we are dependent in part on third parties for the implementation and maintenance of certain aspects of our systems and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all. Any significant disruption to our website, mobile application or internal computer systems could result in a loss of clients and adversely affect our business and results of operations.

If we are unable to protect confidential client information, our reputation may be harmed and we may be exposed to liability and a loss of clients.

Our system stores, processes and transmits confidential client information, including location information and other sensitive data. We rely on encryption, authentication and other technologies to keep this information secure. We may not have adequately assessed the internal and external risks posed to the security of our systems and may not have implemented adequate preventative safeguards. In the event that the security of our system is compromised in the future, we may not take adequate reactionary measures. Any compromise of information security could expose our confidential client information, damaging our reputation and exposing us to costly litigation and liability that could harm our business and operating results.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

We utilize information technology systems and networks to process, transmit and store electronic information in connection with our business activities. As the use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data, all of which are vital to our operations and business strategy. There can be no assurance that we will be successful in preventing cyber-attacks or successfully mitigating their effects.

Despite the implementation of security measures, our internal computer systems and those of our contract research organizations and other contractors and consultants are vulnerable to damage or disruption from hacking, computer viruses, software bugs, unauthorized access or disclosure, natural disasters, terrorism, war, and telecommunication, equipment and electrical failures. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all.  Unauthorized access, loss or dissemination could disrupt our operations, including our ability to conduct research and development activities, process and prepare company financial information, and manage various general and administrative aspects of our business. To the extent that any such disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure or theft of confidential, proprietary or personal information, we could incur liability, suffer reputational damage or poor financial performance or become the subject of regulatory actions by state, federal or non-US authorities, any of which could adversely affect our business.

We may not be able to adequately protect our intellectual property rights or may be accused of infringing the intellectual property rights of third parties.

Our business depends substantially on our intellectual property rights, the protection of which is crucial to our business success. To protect our proprietary rights, we rely or may in the future rely on a combination of trademark law and trade secret protection, copyright law and patent law. We also utilize contractual agreements, including, in certain circumstances, confidentiality agreements between the company and our employees, independent contractors and other advisors. These afford only limited protection, and unauthorized parties may attempt to copy aspects of our website and mobile application features, software and functionality, or to obtain and use information that we consider proprietary or confidential, such as the technology used to operate our website, its content and company trademarks. We may also encounter difficulties in connection with the acquisition and maintenance of domain names, and regulations governing domain names may not protect our trademarks and similar proprietary rights.

In addition, we may become subject to third-party claims that we infringe the proprietary rights of others. Such claims, regardless of their merits, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. We may need to obtain licenses from third parties who allege that we has infringed their rights, but such licenses may not be available on terms acceptable to us or at all.

Future legislation or regulations may adversely affect our business and results of operations.

Although various jurisdictions and government agencies are considering implementing legislation in response to the rise of other ride- and car-sharing enterprises, such as Uber Technologies Inc., currently no such legislation exists that we believe has jurisdiction over, or applicability to, our operations. We do not believe we are subject to any material government regulations or oversight, but regulations impacting parking and traffic patterns in the areas of our operations could impact the services we provide. We are also subject to various U.S. federal, state and local laws and regulations, including those related to environmental, health and safety, financial, tax, customs and other matters. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof. The introduction of new laws or regulations or changes in existing laws or regulations, or the interpretations thereof, could increase the costs of doing business for us or our clients or otherwise restrict our actions and adversely affect our financial condition, results of operations and cash flows.

Seasonality may cause fluctuations in our financial results.

We generally experiences some effects of seasonality due to increases in travel during the summer months and holidays such as Thanksgiving and Christmas. Accordingly, the use of our services and associated revenue have generally increased at a higher rate during such periods. Our revenue also fluctuates due to inclement weather conditions, such as snow or rain storms. This seasonality may cause fluctuations in our financial results.

We depend on key personnel to operate our business, and the loss of one or more members of our management team, or our failure to attract, integrate and retain other highly qualified personnel in the future, could harm our business.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, finance and sales and marketing personnel. We currently depend on the continued services and performance of the key members of our management team, including Spencer Richardson, our Co-Founder and Chief Executive Officer, and David Newman, our Co-Founder and Chief Business Development Officer. The loss of any key personnel could disrupt our operations and have an adverse effect on our ability to grow the business.

To date, we have relied on outside consultants and other service providers for the majority of our accounting and financial support. We plan to continue to expand existing personnel, including adding additional members to our management team. We compete in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources and may be in a better financial position to offer higher compensation packages to attract and retain human capital. We cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

We may become engaged in legal proceedings that could result in unforeseen expenses and could occupy a significant amount of management’s time and attention.

From time to time, we may become subject to litigation, claims or other proceedings that could negatively affect our business operations and financial position. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of management’s time and attention and could negatively affect our business operations and financial position. See “Business — Legal Proceedings.”

Our business is subject to interruptions, delays and failures resulting from natural or man-made disasters.

Our services, systems and operations are vulnerable to damage or interruption from earthquakes, volcanoes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. A significant natural disaster could have a material adverse impact on our business, operating results and financial condition. We may not have sufficient protection or recovery plans in certain circumstances and our insurance coverage may be insufficient to compensate for losses that may occur. As we rely heavily on our servers, computer and communications systems and the internet to conduct our business and provide a high-quality client experience, such disruptions could negatively impact our ability to run the business, which could have an adverse effect on our operating results.

We have incurred significant increased costs as a result of operating as a public company, and our management is required to devote substantial time to public company compliance requirements.

As a public company, we face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, and rules and regulations subsequently implemented by the SEC, the Public Company Accounting Oversight Board, and The Nasdaq Capital Market require public companies to meet certain corporate governance standards. A number of those requirements require our management to carry out activities it has not done previously. For example, we have adopted new internal controls and disclosure controls and procedures. Our management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time-consuming and costly. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

Failure to establish and maintain effective internal controls in accordance with Sections 302 and 404 of the Sarbanes-Oxley Act could have an adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. We are required to disclose changes made in our internal controls and procedures on a quarterly basis. We are required to make our first annual assessment of our internal controls over financial reporting pursuant to Section as of December 31, 2018.

To comply with the requirements of Sections 302 and 404, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal controls over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Sections 302 and 404. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Sections 302 and 404 in a timely manner or assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. In addition, we could become subject to investigations by The Nasdaq Capital Market, SEC or other regulatory authorities, which could require additional financial and management resources.

A material weakness in our internal controls could have a material adverse effect on us.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to adequately mitigate risk of fraud. If we cannot provide reasonable assurance with respect to our financial reports and adequately mitigate risk of fraud, our reputation and operating results could be harmed. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, any one of which could adversely affect our business prospects.

Our ability to use net operating loss carryforwards may be limited.

At December 31, 2017, we had approximately $7.9 million of operating loss carryforwards for federal and $7.9 million New York state tax purposes that may be applied against future taxable income. The net operating loss carryforwards will begin to expire in the year 2035 if not utilized prior to that date. To the extent available, we intend to use these net operating loss carryforwards to reduce the corporate income tax liability associated with our operations. The ability to utilize this net operating loss carryforwards may be limited under Section 382 of the Code, which apply if an ownership change occurs. To the extent our use of net operating loss carryforwards is significantly limited, our income could be subject to corporate income tax earlier than it would if we were able to use net operating loss carryforwards, which could have a negative effect on our financial results.

The recently passed comprehensive federal tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act,” or TCJA, which significantly reforms the Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and net operating loss carryforwards, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. Our net deferred tax assets and liabilities will be revalued at the newly enacted U.S. corporate rate, and the impact, if any, will be recognized in our tax expense in the year of enactment. We continue to examine the impact this tax reform legislation may have on our business. The overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected.

Risks Related to Our WPCS Business

Our WPCS business may be unable to successfully implement its Organic Growth Initiatives, including into new geographic markets and market segments, and manage our growth.

We define “Organic Growth Initiatives” as our WPCS business’ efforts to increase revenues by: (i) expanding in existing markets, by offering, among other things, new products and services, building a direct sales force, and forming strategic alliances; (ii) opening new markets without any existing operations, otherwise known as “greenfielding”; and (iii) entering into new markets via acquisition and then subsequently growing such businesses through various methods other than further acquisition.

As such, WPCS’ long-term growth strategy depends, in part, in addition to possible strategic acquisitions, on the Organic Growth Initiatives, including the expansion of its operations into new geographic markets and market segments. WPCS’ ability to effectively implement Organic Growth Initiatives depends, among other things, on its ability to identify and successfully enter and market its services in new geographic markets and market segments, its ability to recruit and retain qualified personnel, its ability to coordinate its efforts across various geographic markets and market segments, its ability to maintain and grow relationships with its existing customers and expand its customer base, its ability to offer new products and services, its ability to form strategic alliances and partnerships, its ability to secure key vendor and/or distributor relationships, and the availability of sufficient capital. In connection with expanding its operations into new geographic markets, WPCS may be unable to replicate the Suisun City Operations, in other markets, based solely upon greenfielding.

While continuing to weigh all available strategic options, WPCS decided, based upon the prior experience of key members of its operational management team in the Texas market, to launch a greenfielding effort in Texas. As such, WPCS began operations in San Antonio, Texas in January 2016 and then commenced operations in Dallas, Texas in April 2016. During the period from May 1, 2016 through January 31, 2017, the Texas operations generated approximately $881,000 in revenue, while incurring approximately $1,799,000 in cost of revenue and selling, general and administrative expenses in starting these two offices. During November 2016, WPCS instituted some changes and cost reductions in the Texas operations staffing and related expenses to better align its operational costs with short-term projected revenue expectations. WPCS initially anticipated expending approximately $750,000 to develop these markets and the Texas operations took longer than anticipated to begin generating the expected level of revenue to warrant continued operation. Therefore, in late December 2016, WPCS decided to close the Texas operations and at the end of February 2017 the San Antonio and Dallas offices were closed. If WPCS is unable to successfully implement its Organic Growth Initiatives its long-term growth and ability to achieve profitability may be adversely impacted.

Acquisitions involve risks that could result in adverse changes to operating results, cash flows and liquidity.

Our WPCS business has historically made and, in the future, may continue to make, strategic acquisitions. However, WPCS may not be able to identify suitable acquisition opportunities, or we may be unable to obtain the consent of our stockholders and therefore, may not be able to complete such acquisitions. We may decide to pursue acquisitions in our WPCS business that investors may not agree with. In connection with most of WPCS’ historical acquisitions, WPCS also agreed to substantial earn-out arrangements. To the extent it defers the payment of the purchase price for any acquisition through a cash earn-out arrangement, it will reduce cash flows in subsequent periods. In addition, acquisitions may expose WPCS to operational challenges and risks, including:

•	the ability to profitably manage acquired businesses or successfully integrate the operations of acquired businesses, as well as the acquired business’ financial reporting and accounting control systems into its existing platforms;

•	increased indebtedness and contingent purchase price obligations associated with an acquisition;

•	the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties;

•	the availability of funding sufficient to meet increased capital needs;

•	diversion of management’s time and attention from existing operations; and

•	the ability to retain or hire qualified personnel required for expanded operations.

Completing acquisitions may require significant management time and financial resources because WPCS may need to assimilate widely dispersed operations with distinct corporate cultures. In addition, acquired companies may have liabilities that it failed, or were unable, to discover in the course of performing due diligence investigations. The indemnification granted by sellers of acquired companies may not be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties WPCS assumes upon consummation of an acquisition. WPCS may learn additional information about its acquired businesses that could have a material adverse effect on our WPCS business, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our WPCS business. Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect WPCS’ results of operations, cash flows and liquidity.

If WPCS fails to accurately estimate costs associated with its fixed-price contracts using percentage-of-completion, its actual results could vary from our assumptions, which may reduce its profitability or impair its financial performance.

A substantial portion of WPCS’ revenues is derived from fixed price contracts. Under these contracts, WPCS sets the price of its services on an aggregate basis and assumes the risk that the costs associated with its performance may be greater than anticipated. WPCS recognizes revenue and profit on these contracts as the work on these projects progresses on a percentage-of-completion basis. Under the percentage-of-completion method, contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts.

The percentage-of-completion method therefore relies on estimates of total expected contract costs. These costs may be affected by a variety of factors, such as lower than anticipated productivity, conditions at work sites differing materially from what was anticipated at the time we bid on the contract and higher costs of materials and labor. Contract revenue and total cost estimates are reviewed and revised monthly as the work progresses, such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Adjustments are reflected in contract revenue for the fiscal period affected by these revised estimates. If estimates of costs to complete long-term contracts indicate a loss, we immediately recognize the full amount of the estimated loss. Such adjustments and accrued losses could result in reduced profitability and liquidity.

Failure to properly manage projects could result in unanticipated costs or claims.

WPCS project engagements may involve large scale, highly complex projects. The quality of WPCS’ performance on such projects depends in large part upon its ability to manage the relationship with its customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors and its own personnel, in a timely manner. Any defects or errors or failure to meet customers’ expectations could result in claims for substantial damages against WPCS. In addition, in certain instances, WPCS guarantees customers that it will complete a project by a scheduled date or that the network will achieve certain performance standards. If the project or network experiences a performance problem, WPCS may not be able to recover the additional costs it would incur, which could exceed revenues realized from a project.

WPCS may be unable to obtain sufficient bonding capacity to undertake certain projects.

Some of WPCS’ contracts require performance and payment bonds. If WPCS is not able to renew or obtain a sufficient level of bonding capacity in the future, it may be precluded from being able to bid for certain contracts or successfully contract with certain customers. In addition, even if it were able to successfully renew or obtain performance or payment bonds, WPCS may be required to post letters of credit in connection with the bonds, which could negatively affect its cash flow.

Furthermore, under standard terms in the surety market, sureties issue or continue bonds on a project-by-project basis and can decline to issue bonds at any time or require the posting of additional collateral as a condition to issuing or renewing any bonds. If WPCS were to experience an interruption or reduction in the availability of bonding capacity as a result of these or any other reasons, WPCS may be unable to compete for or work on certain projects that would require bonding.

The ability of Suisun City Operations to obtain performance and payment bonds from traditional surety markets within the insurance industry has historically been adversely impacted by operating losses and negative working capital at the consolidated company level.

An economic downturn in any of the industries WPCS serves could lead to less demand for its services.

As a significant majority of WPCS’ revenue is derived from a few industries, a downturn in any of those industries could adversely affect its results of operations. Specifically, an economic downturn in any industry it serves could result in the delay, reduction or cancellation of projects by customers as well as cause customers to outsource less work, resulting in decreased demand for WPCS services and potentially impacting its operations and its ability to grow. A number of other factors, including financing conditions and potential bankruptcies in the industries served by WPCS or a prolonged economic downturn or recession, could adversely affect its customers and their ability or willingness to fund capital expenditures in the future. Consolidation, competition, capital constraints or negative economic conditions in the private sector, public services, healthcare energy industries and the K-12 education market may also result in reduced spending by, or the loss of, one or more of WPCS’ customers.

WPCS has a significant amount of accounts receivable and costs and estimated earnings in excess of billings assets.

WPCS performs services under contracts prior to billing customers for that work, thereby, in effect, extending credit to its customers. At October 31, 2017, WPCS had net accounts receivable of approximately $2.9 million and costs and estimated earnings in excess of billings of approximately $315,000. Periodically, WPCS assesses the credit risk of its customers and continuously monitors the timeliness of payments. Adverse changes in the markets served by WPCS, reducing WPCS’ cash flow and adversely impacting its liquidity and profitability. Additionally, it may also result in WPCS incurring losses in excess of its current bad debt allowances.

The industry in which WPCS operates has relatively low barriers to entry and increased competition could result in margin erosion, which could make profitability even more difficult to sustain.

Other than the technical skills required in WPCS’ business, the barriers to entry in its business are relatively low. WPCS does not have any intellectual property rights to protect its business methods. Ultimately, the success of WPCS’ business depends on the quality of its services, its ability to deliver these services efficiently and its relationships with its customers. Increased competition as a result of new entrants in our markets, may result in reduced operating margins and loss of market share and brand recognition.

WPCS’ business depends upon its ability to keep pace with the latest technological changes, and its failure to do so could make it less competitive.

The market for WPCS’ services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments may have a material adverse impact on its business and operating results. WPCS derives, and expects it will continue to derive, a substantial portion of its revenues from design-build services that are based upon current technologies that, it believes, are capable of adapting to future technologies. As a result, its future success depends, in part, on its ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing customer preferences.

Amounts included in WPCS backlog may not result in actual revenue or translate into profits.

As of February 28, 2018, WPCS had a backlog of unfilled orders of approximately $12.7 million. This backlog amount is based on contract values and purchase orders and may not result in actual receipt of revenue in the originally anticipated period or at all. In addition, contracts included in WPCS’ backlog may not be profitable. WPCS has experienced variances in the realization of its backlog because of project delays or cancellations resulting from external market factors and economic factors beyond its control and is likely to experience delays and/or cancellations in the future. If the backlog fails to materialize, WPCS could experience a further reduction in revenue, profitability and liquidity.

The loss of one or more key members of the WPCS’ management team could adversely affect our business.

Currently, our WPCS business has only one operation — its Suisun City Operations, which is based in California and managed by a key employee. As such, WPCS’ business and financial performance depends on the continued service and performance of this employee, who has extensive experience and specialized expertise in the installation and service of voice and data networks. WPCS does not have an employment agreement with this employee nor does it carry “key man” life insurance. We cannot be assured that we can continue to retain the services of the employee or that we can hire or train anyone to replace him, without having some effect on the operations, should his employment with us terminate. Thus, the loss of the employee’s services, whether by resignation, retirement, disability or death, could have a material adverse impact on WPCS’ business and operating results.

Employee strikes and other labor-related disruptions could adversely affect WPCS’ operations.

WPCS’ Suisun City Operations is labor intensive. A significant majority of the employees at the Suisun City Operations are unionized. The current union contract, which expired November 30, 2017, was recently extended to November 30, 2019. Strikes or labor disputes with its unionized employees may adversely affect WPCS’ ability to conduct its business profitably. If WPCS is unable to reach agreement with any of its unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of its workforce become unionized, WPCS may be subject to work interruptions or stoppages. Any of these events could be disruptive to WPCS operations and could result in negative publicity, loss of contracts and a decrease in revenues.

WPCS’ future plans and growth are dependent on maintaining sufficient working capital.

WPCS’ future plans and growth depend on its ability to increase revenues and to continue its business development efforts surrounding its contract award backlog. If WPCS continues to incur losses and revenues do not generate from the backlog as expected, WPCS will be dependent upon us to fund expand its business. If, in the future, the company’s plans or assumptions change or prove to be inaccurate, WPCS may be required to reduce operating expenditures or investments in infrastructure.

Risks Related to Ownership of Our Common Stock

Our quarterly and annual operating results may fluctuate in the future. As a result, we may fail to meet the expectations of research analysts or investors, which could cause our stock price to decline.

Our financial condition and operating results may fluctuate from quarter to quarter and year to year in the future due to a variety of factors, many of which are beyond our control. As a result, period-to-period comparisons of quarterly, and even annual, results of operations may not a good indication of our future performance. A number of factors, many of which are beyond our control, are likely to cause these fluctuations to continue. Some of these factors include:

•	our ability to achieve or maintain profitability;

•	our ability to manage our growth;

•	market acceptance of our products;

•	our ability to accurately report our financial results in a timely manner;

•	our ability to obtain, protect and enforce our intellectual property rights;

•	our ability to prevent the theft or misappropriation of our intellectual property, know-how or technologies;

•	potential advantages that our competitors and potential competitors may have in securing funding or developing competing technologies or products;

•	our ability to obtain additional capital that may be necessary to expand our business; and

•	our dependence on, and the need to attract and retain, key management and other personnel.

Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and the market price of the our common stock could decline significantly, which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

We will need to raise additional capital, which could cause significant dilution to our stockholders or restrict our operations.

We will required to raise additional funds. Such additional financing may not be available to us when we need it or may not be available on favorable terms. To the extent that we raise additional capital by issuing equity securities, the terms of such an issuance may be on worse commercial terms than previous financings and may cause more significant dilution to our stockholders’ and the terms of any new equity securities may have preferences over our common stock. Any debt financing by us may involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens, pay dividends, redeem our stock or make investments.

Our principal stockholders and management own a significant percentage of our common stock and are able to exert significant control over matters subject to stockholder approval.

Based on the beneficial ownership of our common stock as of March 15, 2018, our officers and directors, together with holders of 5% or more of our common stock outstanding and their respective affiliates, beneficially own approximately 60% of our common stock. Accordingly, these stockholders have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of the company, even if such a change of control would benefit the other stockholders, which could deprive such other stockholders of an opportunity to receive a premium for their common stock as part of a sale of the company or its assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

The price of our common stock may be volatile and fluctuate substantially, and you may not be able to resell your shares at or above the price you paid for them.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, such as reports by industry analysts, investor perceptions or negative announcements by other companies involving similar technologies. The stock market in general and the market for smaller companies, like DropCar in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, our stockholders may not be able to sell their common stock at or above the price they paid for it. The following factors, in addition to other factors described in this “Risk Factors” section of our most recent filings with the SEC, may have a significant impact on the market price of our common stock:

•	issuances of new equity securities pursuant to a future offering, including issuances of preferred stock;

•	the success of competitive products, services or technologies;

•	regulatory or legal developments in the United States and other countries;

•	adverse actions taken by regulatory agencies with respect to our services we provide;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	variations in the costs of the services we provide;

•	market conditions in the market segments in which we operate;

•	variations in quarterly and annual operating results;

•	announcements of new products and/or services by us or its competitors;

•	the gain or loss of significant customers;

•	changes in analysts’ earnings estimates;

•	short selling of shares of our common stock;

•	litigation;

•	changing the exchange or quotation system on which shares of our common stock are listed;

•	trading volume of our common stock;

•	sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•	changes in accounting principles; and

•	general economic and market conditions and overall fluctuations in the U.S. equity markets;

In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly.

We may be subject to securities litigation, which is expensive and could divert management attention.

Companies that have experienced volatility in the market price of their stock have frequently been the objects of securities class action litigation. We may be the target of this type of litigation in the future. Class action and derivative lawsuits could result in substantial costs to us and cause a diversion of our management’s attention and resources, which could materially harm our financial condition and results of operations.

Provisions in our Charter and Bylaws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation, as amended, or Charter, and amended and restated bylaws, or Bylaws, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions state that:

•	the authorized number of directors can be changed only by resolution of our board of directors;

•	our Bylaws may be amended or repealed by our board of directors or by our stockholders;

•	stockholders may not call special meetings of the stockholders or fill vacancies on our board of directors;

•	our board of directors is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

•	our stockholders do not have cumulative voting rights, and therefore stockholders holding a majority of the shares of our common stock outstanding are able to elect all of its directors; and

•	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our common stock.

The continued listing standards of Nasdaq provide, among other things, that a company may be delisted if the bid price of its stock drops below $1.00 for a period of 30 consecutive business days or if stockholders’ equity is less than $2.5 million. While we have exercised diligent efforts to maintain the listing of our common stock on Nasdaq, there can be no assurance that we will be able to meet the continuing listing requirements of The Nasdaq Capital Market. If that were to occur, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement again or prevent future non-compliance with Nasdaq’s listing requirements. Further, if we were to be delisted from The Nasdaq Capital Market, our common stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

If our common stock becomes subject to the penny stock rules, it may be more difficult to sell those shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The inter-dealer quotation system maintained by OTC Markets, Inc., including OTCQX, OTCQB and OTC Pink, do not meet such requirements and if the price of our common stock remains less than $5.00 and we are no longer listed on a national securities exchange, our common stock may be deemed a penny stock. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

An active trading market for our common stock may not develop.

The listing of our common stock on The Nasdaq Capital Market does not assure that a meaningful, consistent and liquid trading market exists. Although our common stock is listed on The Nasdaq Capital Market, trading volume in its common stock has been limited and an active trading market for shares of our common stock may never develop or be sustained. If an active market for our common stock does not develop, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our common stock price and trading volume.

Securities research analysts may establish and publish their own periodic projections for our business. These projections may vary widely from one another and may not accurately predict the results we achieve. Our stock price may decline if our actual results do not match securities research analysts’ projections. Similarly, if one or more of the analysts who writes reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect securities research analyst coverage, if no securities or industry analysts begin to cover us, the trading price for our stock and the trading volume could be adversely affected.

We have a substantial number of shares of authorized but unissued capital stock, and if we issue additional shares of capital stock in the future, existing shareholders will be diluted.

Our Charter authorizes the issuance of up to 100,000,000 shares of common stock and up to 5,000,000 shares of preferred stock with the rights, preferences and privileges determined by our board of directors from time to time. Based on our capitalization as of March 15, 2018, (i) 7,810,334 shares of our common stock and 29,040 shares of our convertible preferred stock is issued and outstanding and (ii) 9,221,388 shares of our common stock is reserved for future issuance as follows:

•	2,527,272 shares for issuance upon exercise of stock options granted under the 2014 Equity Incentive Plan (of which 2,496,508 shares are issuable upon exercise of currently outstanding options and vesting of restricted stock units);

•	2,739,225 shares for issuance upon conversion of the outstanding shares of our convertible preferred stock; and

•	3,954,891 shares for issuance upon exercise of the outstanding warrants.

Thus, approximately 83 million shares of our common stock and 4.9 million shares of our preferred stock are available for future issuance. Shares of our capital stock could be used for a variety of purposes including raising capital to fund growth or operations, for acquisitions, for strategic alliances, to attract and retain key employees, for anti-takeover purposes or to delay or prevent changes in control to our management or other transactions and corporate purposes that our board of directors deems appropriate. In most cases, our board of directors may have the authority to authorize issuances of our capital stock without getting advance approval from our stockholders. Any future issuances of shares of our capital stock may not be made on favorable terms, may not enhance stockholder value, may have rights, preferences and privileges that are superior to those of our common stock and may have an adverse impact on our business or the trading price of the shares of our common stock. Additionally, any such issuances will reduce the proportionate ownership and voting power of existing stockholders.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We maintain several shelf registration statements on Form S-3 with the SEC pursuant to which the holders of our Series H-1, Series H-2 and Series H-3 convertible preferred stock and the warrants issued in connection with those securities may resell the shares of our common stock into which the preferred stock is convertible and which is issuable upon the exercise of those warrants.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We do not anticipate paying future dividends on our capital stock. We currently intend to retain all of our future earnings, as applicable, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with our historical financial statements and the related notes thereto. This management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in our filings with the Securities and Exchange Commission that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors.

Overview

Prior to January 30, 2018, we were a privately-held provider of automotive vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. In 2015, we launched our cloud-based Enterprise Vehicle Assistance and Logistics (VAL) platform and mobile application (“app”) to assist consumers and automotive-related companies reduce the costs, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers. Our VAL platform is a web-based interface to our core service that coordinates the movements and schedules of trained valets who pickup and drop off cars at dealerships and customer locations. The app tracks progress and provides email and text notifications on status to both dealers and customers, increasing the quality of communication and subsequent satisfaction with the service. To date, we operate primarily in the New York metropolitan area and plan to expand our territory in the future.

We achieve this balance of increased consumer flexibility and lower consumer cost by aggregating demand for parking and other automotive services and redistributing their fulfillment to partners in the city and on city outskirt areas that have not traditionally had access to lucrative city business. Beyond the immediate unit economic benefits of securing bulk discounts from vendor partners, we believe there is significant opportunity to further vertically integrate such businesses along the supply chain into our platform.

On the enterprise side, original equipment manufacturers (“OEMs”), dealers, and other service providers in the automotive space are increasingly being challenged with consumers who have limited time to bring in their vehicles for maintenance and service, making it difficult to retain valuable post-sale service contracts or scheduled consumer maintenance and service appointments. Additionally, many of the vehicle support centers for automotive providers (i.e., dealerships, including body work and diagnostic shops) have moved out of urban areas thus making it more challenging for OEMs and dealers in urban areas to provide convenient and efficient service for their consumer and business clientele. Similarly, shared mobility providers and other fleet managers, such as rental car companies, face a similar urban mobility challenge: getting cars to and from service bays, rebalancing vehicle availability to meet demand and getting vehicles from dealer lots to fleet locations.

We are able to offer our enterprise services at a fraction of the cost of alternatives, including other third parties or expensive in-house resources, given our pricing model that reduces and/or eliminates any downtime expense while also giving clients access to a network of trained valets on demand that can be scaled up or down based on the real time needs of the enterprise client. We support this model by maximizing the utilization of our employee-valet workforce across a curated pipeline for both the consumer and business network.

While our business-to-business (“B2B”) and business-to-consumer (“B2C”) services generate revenue and help meet the unmet demand for vehicle support services, we are also building-out a platform and customer base that positions us well for developments in the automotive space where vehicle ownership becomes more subscription based with transportation services and concierge options well-suited to match a customer’s immediate needs. For example, certain car manufacturers are testing new services in which customers pay the manufacturer a flat fee per month to drive a number of different models for any length of time. We believe that our unique blend of B2B and B2C services make us well suited to introduce, and provide the services necessary to execute, this next generation of automotive subscription services.

Recent Developments

Merger with WPCS

On January 30, 2018, we completed our business combination with DropCar, Inc. (“Private DropCar”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017, as subsequently amended, by and among us, DC Acquisition Corporation (“Merger Sub”), and Private DropCar (as amended, the “Merger Agreement”), pursuant to which Merger Sub merged with and into Private DropCar, with Private DropCar surviving as our wholly owned subsidiary (the “Merger”). On January 30, 2018, in connection with, and prior to the completion of, the Merger, we effected a 1:4 reverse stock split of our common stock (the “Reverse Stock Split”), and on January 30, 2018, immediately after completion of the Merger, we changed our name to “DropCar, Inc.”

Under the terms of the Merger Agreement, we issued shares of our common stock to Private DropCar’s stockholders, at an exchange ratio of 0.3273 shares of our common stock, after taking into account the Reverse Stock Split, for each share of (i) Private DropCar common stock and preferred stock and (ii) Private DropCar warrants, in each case, outstanding immediately prior to the Merger. The exchange ratio was determined through arms’-length negotiations between us and Private DropCar.

Immediately after the Merger, there were 7,811,924 shares of our common stock outstanding. Immediately after the Merger, the former securityholders of Private DropCar, together with Private DropCar advisors in connection with the Merger, Alpha Capital Anstalt and Palladium Capital Advisors, owned approximately 77.1% of our outstanding common stock, with our stockholders immediately prior to the Merger owning approximately 22.9% of our outstanding common stock.

In connection with the Merger, Private DropCar was deemed to be the accounting acquirer because the stockholders of Private DropCar effectively control the combined company following the Merger. The Merger was treated as a reverse acquisition.

We issued 137,100 warrants and paid approximately $208,000 in cash to Palladium Capital Advisors, LLC for services rendered in connection with the exercise of outstanding WPCS warrants prior to the merger to satisfy Private Dropcar’s financing obligations pursuant to the terms of the Merger Agreement.

Private Placement

On March 8, 2018, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors (collectively, the “Investors”), pursuant to which we issued to the Investors an aggregate of 26,843 shares of our newly designated Series H-4 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-4 Shares”), and warrants to purchase 2,684,300 shares of our common stock, par value $0.0001 per share (“Common Stock”), with an exercise price of $2.60 per share, subject to adjustments (the “Warrants”). The purchase price per Series H-4 Share was $235.50, equal to (i) the closing price of the Common Stock on the Nasdaq Capital Market on March 7, 2018, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-4 Shares and Warrants was approximately $6.0 million. Subject to certain ownership limitations, the Warrants will be immediately exercisable from the issuance date and will be exercisable for a period of five years from the issuance date. The Series H-4 Shares are convertible into 2,684,300 shares of Common Stock.

Results of Operations

We have never been profitable and have incurred significant operating losses in each year since inception. Net losses for the years ended December 31, 2017 and 2016 were approximately $7.6 million and $1.4 million, respectively. Substantially all of our operating losses resulted from expenses incurred in connection with our valet workforce, parking and technology development programs and from general and administrative costs associated with our operations. As of December 31, 2017, we had a net working capital deficit of approximately $1.6 million. We expect to continue to incur significant expenses and increasing operating losses for at least the next several years as we continue the development of our comprehensive Vehicle Support Platform across business-to-consumer and business-to-business clientele. Accordingly, we will continue to require substantial additional capital to continue our commercialization activities. The amount and timing of our future funding requirements will depend on many factors, including the timing and results of our commercialization efforts.

Components of Statements of Operations

Net Services Revenue

We generate substantially all of our revenue from on-demand vehicle pick-up, parking and delivery services, providing automobile maintenance, care and refueling services and through our business-to-business fleet management services. The majority of our consumer contracts are month-to-month subscription contracts with fixed monthly or contract term fees.

Cost of Services

Cost of services consists of the aggregate costs incurred in delivering the services for our customers, including, expenses for personnel costs, parking lot costs, technology hosting and third-party licensing costs, vehicle repair and damage costs, insurance, merchant processor fees, uniforms, customer and transportation expenses associated with providing a service.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of technology, sales and marketing and general and administrative expenses.

Technology.   Technology expenses consist primarily of labor-related costs incurred in coding, testing, maintaining and modifying our technology platform. We have focused our technology development efforts on both improving ease of use and functionality of our reservation, back-end system and mobile (i.e., iOS, Android) applications. We expect technology expenses to increase as we continue to enhance and expand our technological capabilities but to decrease over time as a percentage of revenue as we leverage our technology platform over a larger membership base. We anticipate significantly increasing investment in research and development, notably with respect to integrating our services into vehicles natively, machine learning based process automation and virtual assistance.

Sales and Marketing.   Sales and marketing expenses consist primarily of labor-related costs, online search and advertising, trade shows, marketing agency fees, public relations, physical mailers, and other promotional expenses. Online search and advertising costs, which are expensed as incurred, include online advertising media such as banner ads and pay-per-click payments to search engines. We expect to continue to invest in sales and marketing activities to increase our membership base and brand awareness. We expect that sales and marketing expenses will continue to increase in the future but decrease as a percentage of revenue as certain fixed costs are leveraged over a larger revenue base.

General and Administrative.   General and administrative expenses consist primarily of labor-related expenses for administrative, human resources, internal information technology support, legal, finance and accounting personnel, professional fees, training costs, insurance and other corporate expenses. We expect that general and administrative expenses will increase as we continue to add personnel to support the growth of our business. In addition, we anticipate that we will incur additional personnel expenses, professional service fees, including audit and legal, investor relations, costs of compliance with securities laws and regulations, and higher director and officer insurance costs related to operating as a public company. As a result, we expect that our general and administrative expenses will continue to increase in the future but decrease as a percentage of revenue over time as our membership base and related revenue increases.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. See Note 2 to our audited financial statements for the year ended December 31, 2017 and 2016 for information about these critical accounting policies, as well as a description of our other significant accounting policies.

Accounts receivable

Accounts receivable are carried at original invoice amount less an estimate made for holdbacks and doubtful receivables based on a review of all outstanding amounts. We determine the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions and set up an allowance for doubtful accounts when collection is uncertain. Customers’ accounts are written off when all attempts to collect have been exhausted. Recoveries of accounts receivable previously written off are recorded as income when received. At December 31, 2017 and 2016, the accounts receivable reserve was approximately $0.04 million.

Capitalized software

Costs related to website and internal-use software development are accounted for in accordance with Accounting Standards Codification (“ASC”) Topic 350-50 — Intangibles — Website Development Costs. Such software is primarily related to our websites and mobile apps, including support systems. We begin to capitalize our costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Costs incurred prior to meeting these criteria are expensed as incurred and recorded within General and administrative expenses within the accompanying statements of operations. Costs incurred for enhancements that are expected to result in additional features or functionality are capitalized. Capitalized costs are amortized over the estimated useful life of the enhancements, generally between two and three years.

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Revenue Recognition

We provide a variety services to our customers through a mobile application platform for a variety of services including valet, parking, maintenance and repairs as well as business-to-business services. The majority of our contracts are month-to-month subscription contracts with fixed monthly or contract term fees. Revenue for these contracts is recognized ratably over the service term.

Monthly Subscriptions

We offer a selection of subscriptions which can include parking, valet, and access to other services. The contract terms are on a month-to-month subscription contract with fixed monthly or contract term fees. Revenue for these contracts is recognized ratably over the service term.

On Demand Valet and Parking Services

We offer our customers on demand services through our mobile application. The customer is billed at an hourly rate upon completion of the services.

DropCar 360 Services

We offer an additional service to our customers by offering to take the vehicle for inspection, maintenance, or to fill up with gas. The customers are charged a fee in addition to the cost of the third-party services provided. We record the third-party costs as both revenue and cost of services.

Business-To-Business

We also have contracts with car dealerships in moving their fleet of cars. Revenue for these services is recognized when all of the following criteria have been met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.

Cost of Services

Cost of services consists of the aggregate costs incurred in delivering the services for our customers, including, expenses for personnel costs, parking lot costs, technology hosting and third-party licensing costs, vehicle repair and damage costs, insurance, merchant processor fees, uniforms, customer and transportation expenses associated with providing a service.

Sales and marketing

Sales and marketing costs are expensed as incurred.

Stock-based compensation

We account for all stock options using a fair value-based method. The fair value of each stock option granted to employees is estimated on the date of the grant using the Black-Scholes option-pricing model and the related stock-based compensation expense is recognized over the vesting period during which an employee is required to provide service in exchange for the award. The fair value of the options granted to non-employees is measured and expensed as the options vest.

Results of Operations

Comparison of Year Ended December 31, 2017 and 2016

Net Services Revenues

Net services revenues during the year ended December 31, 2017 totaled $4.3 million, an increase of $2.6 million, or 153%, compared to $1.7 million recorded for the year ended December 31, 2016. The increase was primarily due to our continued efforts to increase monthly consumer subscriptions. We are growing subscriptions and revenue using marketing and promotion campaigns, word-of-mouth referrals, and adding more coverage to current markets.

Cost of Services

Cost of services during the year ended December 31, 2017 totaled $4.5 million, an increase of $3.0 million, or 200%, compared to $1.5 million recorded for the year ended December 31, 2016. This increase was primarily due to increased investment in our valet workforce and the renting of additional parking spaces based on increased demand in valet services, as well as anticipated growth in the next three to six months and was primarily attributable to increases of $1.6 million in wages and related, $0.6 million in parking garage fees, $0.2 million in repairs and damages, $0.2 million in MTA transit fees, and $0.3 million in other costs.

Selling, General and Administrative

Selling, general and administrative expenses during the year ended December 31, 2017 totaled $5.8 million, an increase of $4.3 million, or 263%, compared to $1.5 million recorded for the year ended December 31, 2016. This was primarily attributable to an increase of $1.9 million in wages and related, $1.1 million in technology costs, $0.7 million in marketing and training, $0.5 million in professional and consulting fees and $0.3 million in other costs.

Depreciation and amortization

Depreciation and amortization during the year ended December 31, 2017 totaled $0.2 million, an increase of $0.1 million, or 100%, compared to $0.1 million recorded for the year ended December 31, 2016. This increase was primarily attributable to our increased capitalization of software costs related to our software platform.

Interest expense, net

Interest expense, net during the year ended December 31, 2017 totaled $1.3 million, an increase of $1.2 million, or 1,200%, compared to $0.1 million recorded for the year ended December 31, 2016. This increase was primarily attributable to interest expense on the outstanding convertible notes issued in 2017 and the amortization of the debt discount and deferred financing costs of approximately $1.2 million. There were no outstanding convertible notes as of December 31, 2016.

Liquidity and Capital Resources

Since our inception in September 12, 2014, we have incurred significant net losses and negative cash flows from operations. For the years ended December 31, 2017 and 2016, we had net losses of approximately $7.6 million and $1.4 million, respectively. At December 31, 2017, we had an accumulated deficit of $9.6 million. At December 31, 2017, we had cash and cash equivalents of $0.4 million. As discussed above, on March 8, 2018, we entered into the Securities Purchase Agreement (with the Investors, pursuant to which we issued to the Investors an aggregate of 26,843 shares of our newly designated Series H-4 Convertible Preferred Stock and warrants to purchase 2,684,300 shares of our common stock (the “Private Placement”). We received proceeds of approximately $6.0 million in connection with the Private Placement.

On January 18, 2018, we sold 46,094 shares of common stock for proceeds of $300,000 to Alpha Capital.

Our independent registered public accounting firm included an explanatory paragraph about the existence of substantial doubt concerning our ability to continue as a going concern in its report on our financial statements as of and for the year ended December 31, 2017. Note 2 to our financial statements includes management’s discussion on the continuation of our activities and our ability to fulfill our obligations as dependent upon our ability to raise additional financing and/or increase sales volume that will generate sufficient operating profit and cash flows to fund operations.

Our future capital requirements and the period for which we expect our existing resources to support our operations may vary significantly from what we currently expect. Our monthly spending levels vary based on new and ongoing technology developments and corporate activities.

We have historically financed our activities through the sale of our equity securities (including convertible preferred stock) and the issuance of convertible notes. We will need to raise significant additional capital and we plan to continue to fund our current operations, and the associated losses from operations, through future issuances of debt and/or equity securities and potential collaborations or strategic partnerships with other entities. The capital raises from issuances of convertible debt and equity securities could result in additional dilution to our stockholders. In addition, to the extent we determine to incur additional indebtedness, our incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict our operations. We can provide no assurance that financing will be available in the amounts we need or on terms acceptable to us, if at all. If we are not able to secure adequate additional working capital when it becomes needed, we may be required to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible and/or suspend or curtail operations. Any of these actions could materially harm our business.

Cash Flows

Operating Activities

We have historically experienced negative cash outflows as we have developed and expanded our business. Our primary source of cash flow from operating activities is recurring subscription receipts from customers and, to a lesser extent, monthly invoice payments from business-to-business customers. Our primary uses of cash from operating activities are the recruiting, training, equipping and growing our workforce to meet market demand, securing infrastructure for operating activities such as garage parking spaces, technology investment to grow our platform, as well as to support other operational expenses while we aggressively expand.

Net cash used in operating activities for the year ended December 31, 2017 was approximately $4.1 million, which includes a net loss of approximately $7.6 million, offset by non-cash expenses of approximately $2.2 million principally related to amortization of debt discount and deferred financing fees of $1.2 million and stock-based compensation expense of $0.7 million, approximately $1.7 million of cash provided from a change in net working capital items principally related to the increase in accounts payable, deferred income and accrued expenses, and approximately $0.2 million of cash used from a change in net working capital items principally related to the increase in accounts receivable and prepaid expenses.

Net cash used in operating activities for the year ended December 31, 2016 was approximately $1.0 million, which includes a net loss of approximately $1.4 million, offset by non-cash expenses of approximately $.1 million principally related to depreciation and amortization, approximately $0.4 million of cash provided from a change in net working capital items principally related to the increase in accounts payable, deferred income and accrued expenses, and approximately $0.1 million of cash used from a change in net working capital items principally related to the increase in accounts receivable and prepaid expenses.

Investing Activities

Cash used in investing activities for the year ended December 31, 2017 of approximately $0.4 primarily resulted from capitalization of software costs.

Cash used in investing activities during the year ended December 31, 2016 of approximately $0.3 million primarily resulted from capitalization of software costs.

Financing Activities

Cash provided by financing activities for the year ended December 31, 2017 totaled approximately $4.8 million. In January and February of 2017, we sold 225,636 shares of our Series A Preferred Stock in a private placement which resulted in net proceeds to us totaling approximately $0.2 million. During 2017, we issued convertible notes and warrants to acquire 670,829 shares of common stock at an exercise price $12.88 per share which resulted in net proceeds to us totaling approximately $4.6 million. These notes were converted into 820,709 shares of common stock in connection with the Merger.

Cash provided by financing activities for the year ended December 31, 2016 totaled approximately $1.3 million. In 2016, we sold 1,246,912 shares of our Series A Preferred Stock in a private placement which resulted in net proceeds to us totaling approximately $1.3 million.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Recently Issued and Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we do not believe that the impact of recently issued standards that are not yet effective will have a material impact on our financial position or results of operations upon adoption.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which supersedes all existing revenue recognition requirements, including most industry-specific guidance. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that we expect to receive for those goods or services. The standard will be effective for fiscal years and interim periods within those years beginning after December 15, 2017. The Company has assessed its various revenue streams and does not believe that the effect of adoption will be material. The Company will adopt using the modified retrospective method.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU No. 2014-15 explicitly requires management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. ASU No. 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for all entities in the first annual period ending after December 15, 2016 and for annual periods and interim periods thereafter. We have adopted the guidance for the year ended December 31, 2016. The adoption of ASU No. 2014-15 did not impact our disclosures in 2016.

In April 2015, the FASB issued an ASU No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct reduction to the carrying amount of the associated debt liability, consistent with debt discounts. Previously debt issuance costs were recognized as an asset. We adopted this ASU in the first quarter of 2016 and the adoption of this pronouncement did not materially impact our financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 simplifies current guidance and requires companies to classify all deferred tax assets and liabilities as noncurrent on the balance sheet. ASU No. 2015-17 can be applied either prospectively or retrospectively and is effective for periods beginning after December 15, 2016, with early adoption permitted. The adoption of this standard is not expected to have a material impact on our financial position or results of operations.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard requires that all lessees recognize the assets and liabilities that arise from leases on the balance sheet and disclose qualitative and quantitative information about its leasing arrangements. The new standard will be effective for us on January 1, 2020. We are currently evaluating the method of adoption and the potential impact that this standard may have on our financial position and results of operations.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features; (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The guidance in ASU 2017-11 can be applied using a full or modified retrospective approach. We have not yet determined the effect that ASU 2017-11 will have on our financial position and results of operations.